Exhibit 8.1

CLINUVEL PHARMACEUTICALS LIMITED

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation

CLINUVEL SINGAPORE PTE LTD	Singapore

VALLAURIX PTE LTD	Singapore

CLINUVEL, INC.	Delaware

CLINUVEL (UK) LTD	United Kingdom

CLINUVEL AG	Switzerland

CLINUVEL EUROPE LIMITED	Ireland

VALLAURIX MC SARL	Monaco